Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, December 19, 2014 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.121826 per unit, payable on January 14, 2015, to unitholders of record on December 31, 2014. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution this quarter increased to $0.121826 per unit from $0.071887 per unit last quarter. Royalties received this quarter as compared to the last quarter increased due to additional revenue being booked from the previous quarter which reflects a large increase in natural gas production, an increase in the price of natural gas and a slight increase in the price of oil. Oil production decreased this quarter as compared to the last quarter.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

A copy of Tideland’s 2014 tax information is intended to be posted on Tideland’s website by March 1, 2015.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank
Toll Free (855) 588-7839